SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 9, 2006

MICRON ENVIRO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

NEVADA

98-0202944

(State or other jurisdiction of

(I.R.S. Employer

incorporation or organization)

Identification No.)

789 West Pender Street, Suite 1205

Vancouver, British Columbia, Canada

V6C 1H2

(Address of principal executive offices)

 (Zip Code)

Registrant’s telephone number, including area code

604-646-6903

Commission File Number: 000-30258

__________________________

__________

(Former name or former address,

 (Zip Code)

if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The  following   information   specifies   forward-looking   statements  of  our management.   Forward-looking   statements  are  statements  that  estimate  the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of  forward-looking  terminology such as "may",  "will",  "could",   "expect",   estimate",   "anticipate",   "probable", "possible", "should", "continue", or similar terms, variations of those terms or the negative of those terms.  Actual  results may differ  materially  from those contemplated by the forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following  information  represent estimates of future events and are subject to uncertainty as to possible changes in economic,  legislative,  industry,  and other circumstances.  As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among  reasonable  alternatives  require the  exercise of  judgment.  To the extent that the assumed events do not occur, the outcome may vary  substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those  forward-looking  statements.  No assurance can be given that any of the  assumptions  relating to the  forward-looking  statements specified in the following information are accurate, and we assume no obligation to update and such forward-looking statements.

Item 8.01	Other Events

We are pleased to announce that we are undertaking a new marketing initiative to create additional awareness for us.  This plan will primarily be email based and will target 100 percent opt-in private and intuitional investors that trade stocks in our price range. This new marketing initiative will be on-going over the coming months.

Bernard McDougall, our president stated, "Considering that the stock is now trading well under the high of .245 reached recently, and the fact that Micron now has far more Oil Sands assets with the price of oil trading well higher, we feel that Micron shares are potentially undervalued based on historic prices and assets.  A new marketing initiative will potentially bring new eyes to the company with a fresh perspective that should add value to the company.  We have done similar marketing in the past and have achieved positive results and had thousands of new investors ask for information.  We feel at these times of tremendous growth for the company and near all time highs for oil prices, a new marketing initiative should create additional awareness for Micron. At this time, Micron is one of if not the smallest market capitalized company’s with exposure to multiple Alberta Oil Sands prospects”

We have just recently retained independent petroleum consultants to initiate the operations on the Athabasca Oil Sands Prospect.  An evaluation of the potential reserves, estimated development and operation costs, estimated future capital expenditures, and other pertinent information regarding the potential development of this Oil Sands prospect is expected to follow.

We have also just recently added three new Alberta Oil Sands leases consisting of 4 new sections in the world-class Athabasca Oil Sands region.  Two of these new sections are within 5 miles of our existing Athabasca Oil Sand Prospect.  These two new sections are close to the existing Oil Sands leases held by Connacher Oil and Gas’s Great Divide Prospect, as well as to other major Oil Sands projects by Devon, Encana, and Cononco Philips.  The other new Alberta Oil Sands lease acquired consists of two contiguous sections that lie just southwest of the announced Royal Dutch Shell Plc Oil Sands leases which they recently purchased for approximately $400 million.

We are also currently looking into expanding the Alberta Oil Sands exposure that we currently have.  These new ventures include new oil sands partnerships and/or new oil sands leases.

The Oil Sands of Canada hold recoverable reserves of 175 billion barrels with a proven reserve life of 480 years and another 130 billion barrels of potential reserves, which is second only to Saudi Arabia's 262 billion barrels. As a comparison, the United States has only 29 billion barrels of recoverable reserves and has decreasing domestic production while their demand is increasing by 1-2% every year. Canada is in an optimal position to supply oil to the US with its favorable political climate, close proximity and being one of the few non-OPEC countries which can grow its oil production.

We are an emerging oil and gas company that has exposure to four separate leases in the Athabasca Oil Sands of Alberta, Canada, which is the largest Oil Sands region in the world, and has production from multiple conventional oil and gas wells. We are one of if not the smallest market capitalized companies with exposure to multiple Alberta Oil Sands.  Our goal is to become a junior oil and gas producer that focuses on the exploration, discovery and delivery of gas and oil to the North American marketplace. We currently have multiple independent sources of oil and/or gas revenue from production in Canada and Texas. We are presently involved in multiple oil and gas prospects, and we continue to look for additional projects that would contribute to building our Micron market capitalization, including additional Oil Sands projects.

If you have any questions, please call us at (604) 646-6903. If you would like to be added to our update email list, please send an email to info@micronenviro.com requesting to be added.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON ENVIRO SYSTEMS, INC.

/s/ Bernard McDougall

__________________________________

Bernard McDougall

President & Director

Date:          May 11, 2006